Exhibit 5.1

Cooley llp 10265 Science Center Drive San Diego, CA 92121
t: (858) 550-6000 f: (858) 550-6420 cooley.com

Asa M. Henin T: +1 858 550 6104 ahenin@cooley.com

November 4, 2026

Design Therapeutics, Inc.

6005 Hidden Valley Road, Suite 110

Carlsbad, CA 92011

Ladies and Gentlemen:

We have acted as counsel to Design Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of shares (the “Shares”) of its common stock, par value $0.0001 per share (“Common Stock”), having an aggregate offering price of up to $200,000,000 pursuant to the Registration Statement on Form S-3 (File No. 333-287043) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included in the Registration Statement (the “Base Prospectus”) and the prospectus supplement dated November 4, 2026 to be filed with the Commission pursuant to Rule 424(b) under the Securities Act (together, the “Prospectus”). The Shares are to be sold by the Company under the Open Market Sale AgreementSM, dated April 27, 2022, between the Company and Jefferies LLC (the “Agreement”).

In connection with this opinion, we have examined and relied upon (i) the Registration Statement and the Prospectus, (ii) the Agreement, (iii) the Company’s certificate of incorporation and bylaws, each as currently in effect, and (iv) such other records, documents, certificates, opinions, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

We have assumed that (i) each sale of the Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware (the “DGCL”), (ii) no more than 25,000,000 Shares will be sold under the Agreement pursuant to the Prospectus and (iii) the price at which the Shares are sold will equal or exceed the par value per share of the Common Stock. We express no opinion to the extent that future issuances of securities of the Company, anti-dilution adjustments to outstanding securities of the Company or other matters cause the number of shares of Common Stock issuable under the Agreement to exceed the number of shares of Common Stock.

Our opinion is expressed solely with respect to the DGCL. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Cooley llp 10265 Science Center Drive San Diego, CA 92121
t: (858) 550-6000 f: (858) 550-6420 cooley.com

Design Therapeutics, Inc. November 4, 2026 Page 2

On the basis of the foregoing, in reliance thereon and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares, when sold and issued against payment therefor in accordance with the Agreement, the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

* * * * *

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the reference to our firm under the heading “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Company’s Quarterly Report on Form 10-Q to be filed with the Commission for incorporation by reference into the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Cooley LLP

By: /s/ Asa M. Henin

Asa M. Henin